Exhibit (a)(1)(vi)
Canadian Solar Inc.
Supplement No. 1 to The
Offer to Increase Conversion Rate
For the Conversion of
Canadian Solar Inc.’s
6.0% Convertible Senior Notes due 2017
(CUSIP Nos. 136635 AA 7 and 136635 AB 5)
into Canadian Solar Inc. Common Shares
     Canadian Solar Inc. (the “Company,” “we,” “our” or “us”) hereby amends and supplements our offer to increase the conversion rate for each $1,000 principal amount of our 6.0% Convertible Senior Notes due 2017 (the “Notes”) that is validly surrendered for conversion into our common shares, no par value per share, pursuant to the terms and subject to the conditions set forth in the Conversion Offer Memorandum dated May 27, 2008 (the “Original Conversion Offer Memorandum”) and the related Letter of Transmittal. This Supplement, the Original Conversion Offer Memorandum and the Letter of Transmittal, each as amended and as each may be further amended or supplemented from time to time, constitute the “Offer.”
     Based on the arithmetic average of the daily volume-weighted average price of our common shares for the ten trading days from and including June 3, 2008 to and including June 16, 2008, the increased conversion rate for the Notes has been determined to be 53.6061 common shares per $1,000 principal amount of the Notes. Assuming all of the $75,000,000 principal amount of the Notes are surrendered for conversion, we expect that this will result in the issuance of an aggregate of 4,020,457 of our common shares upon conversion.
     The Original Conversion Offer Memorandum is hereby amended to include the following additional information:
     With respect to conversion shares issued under Notes surrendered for conversion under CUSIP No. 136635 AA7, the transfer agent will issue you conversion shares in uncertificated form that are subject to transfer restrictions. Such transfer restrictions will be eliminated after December 10, 2008. If you wish to transfer the conversion shares before that date, you must submit a request to us for the conversion shares to be released by the transfer agent for transfers through its Direct Registration System, and in compliance with the restrictions on the conversion shares. If you have questions about this procedure, please contact Piper Jaffray & Co., our Financial Advisor with respect to the Offer, toll-free at (877) 371-5212.
     If you hold your Notes under CUSIP number 136635 AA7, you must include an executed Letter of Transmittal when you surrender your Notes for conversion and may not surrender your Notes for conversion through DTC's Automatic Tender Offer Program.
     Except as otherwise set forth in this Supplement or as provided in Amendment No. 2 to the Tender Offer Statement on Schedule TO, the terms and conditions set forth in the Original Conversion Offer Memorandum and the Letter of Transmittal remain applicable in all respects to the Offer. The information contained in the Original Conversion Offer Memorandum is as of the date thereof and neither the delivery of this Supplement nor the consummation of the Offer shall create any implication that the information contained therein is accurate or complete as of any date other than the date thereof.
     The Offer will expire at 5:00 p.m., New York City time, on Tuesday, June 24, 2008, unless extended or earlier terminated.
     The Offer is not conditioned on any minimum number of Notes being tendered. The Offer is, however, subject to other conditions as described in “The Conversion Offer — Conditions to the Conversion Offer” in the Original Conversion Offer Memorandum.
     We are not required to issue fractional shares of common shares upon conversion of the Notes. Instead, we will pay a cash adjustment for such fractional shares based upon the closing price of the common shares on the business day preceding the settlement date.
     The Notes are not listed on any national securities exchange and there is no established trading market for the Notes. Our common shares are traded on The Nasdaq Global Market under the symbol “CSIQ.” As of June 16, 2008, the closing price of our common shares on The Nasdaq Global Market was US$42.46 per share.
     The Offer is being made in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and applicable exemptions under state securities laws.
     We will not pay any commission or other remuneration to any broker, dealer, salesman or other person to solicit conversion of the Notes.

     The securities issuable upon conversion of the Notes have not been registered under the Securities Act or any state securities law and may not be offered, sold or otherwise transferred, pledged or hypothecated unless so registered or exempt from registration under the Securities Act. See “Transfer Restrictions” beginning on page 55 of the Original Conversion Offer Memorandum.
     Conversion of the Notes and an investment in the common shares involves risks. See “Risk Factors” beginning on page 11 of the Original Conversion Offer Memorandum for a discussion of issues that you should consider with respect to this conversion offer.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement, or the Original Conversion Offer Memorandum, is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Supplement to the Original Conversion Offer Memorandum is June 17, 2008.
IMPORTANT INFORMATION
     Any holder desiring to surrender the Notes should follow the instructions contained in the Original Conversion Offer Memorandum.
     Questions regarding the surrendering of the Notes for conversion should be directed to the Conversion Agent. Requests for additional information regarding the Offer or for additional copies of this Supplement, the Original Conversion Offer Memorandum, the Letter of Transmittal or related documents should be directed to Georgeson Inc., which is acting as our Information Agent (the “Information Agent”), at one of its telephone numbers set forth on the last page of this Supplement. You may also contact Piper Jaffray & Co., our financial advisor with respect to the Offer (the “Financial Advisor”), at its telephone number set forth on the last page of this Supplement or your broker, dealer, or other similar nominee for assistance concerning the terms of the Offer.
     None of us, the trustee for the Notes, the Information Agent, the Conversion Agent or the Financial Advisor makes any recommendation to you as to whether or not you should surrender your Notes under the Offer.
     The Offer does not constitute an offer to purchase or a solicitation of an offer to buy our securities in any jurisdiction where it is unlawful to make such an offer or solicitation.
     The Offer is being made in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and applicable exemptions under state securities laws.
     We will not pay any commission or other remuneration to any broker, dealer, salesman or other person to solicit conversion of the Notes. No one has been authorized to give any information or to make any representations with respect to the matters described in this Supplement or the Original Conversion Offer Memorandum, other than those contained in this Supplement and the Original Conversion Offer Memorandum. If given or made, such information or representation may not be relied upon as having been authorized by the Company.
     This Supplement and the Original Conversion Offer Memorandum are submitted to holders of the Notes for informational use solely in connection with their consideration of the Offer described in this Supplement and the Original Conversion Offer Memorandum. Their use for any other purpose is not authorized. This Supplement and the Original Conversion Offer Memorandum may not be copied or reproduced in whole or in part nor may they be distributed or any of their contents be disclosed to anyone other than the holder of the Notes to whom they are submitted.
     THIS SUPPLEMENT, THE ORIGINAL CONVERSION OFFER MEMORANDUM AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ BEFORE YOU MAKE ANY INVESTMENT DECISION WITH RESPECT TO THE OFFER.

The conversion agent for the conversion offer is:
The Bank of New York

By Regular, Registered or Certified Mail; Hand or Overnight	By Facsimile Transmission
Delivery:	(for Eligible Institutions Only):

101 Barclay Street, Floor 4 East	(212) 815-5802 or (212) 815-5803
New York, New York 10286	Attention: Global Corporate Trust
Attention: Global Corporate Trust	(Canadian Solar Inc. 6.0% Convertible Senior Notes due 2017)
(Canadian Solar Inc. 6.0% Convertible Senior Notes due 2017)
For Confirmation by Telephone
(212) 815-8394
Any requests for additional copies of this conversion offer memorandum and the related materials may be directed to the information agent at the address and telephone number set forth below.
The information agent for the conversion offer is:
Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038
Banks and Brokers, call collect:
(212) 440-9800
All Others, call Toll Free:
(800) 223-2064
Outside North America, call collect:
(212) 440-9800
Other requests for information relating to the conversion offer may be directed to the financial advisor at the address and telephone number set forth below.
The financial advisor for the conversion offer is:
PIPER JAFFRAY & CO.
345 California Street, Suite 2400
San Francisco, California 94104
Attention: Iain Franks
(877) 371-5212 (toll free)